                                                                   EXHIBIT 10.15


                             ACQUISITION AGREEMENT

                                     Among

                            Core Laboratories N.V.,

                     Core Laboratories International B.V.,

                          Saybolt International B.V.,

                          A.G.I. Mexicana S.A. de C.V.

                                      and

                              the Stockholders of

                          A.G.I. Mexicana S.A. de C.V.


                                  Dated as of

                               December 11, 1998

                               TABLE OF CONTENTS

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
                                               ARTICLE I

                                              THE EXCHANGE

1.01    THE EXCHANGE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
1.02    CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
1.03    TRANSFER OF SHARES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
1.04    CONSIDERATION FOR SUCH TRANSFER AND ESCROW . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
1.05    WITHHOLDING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
1.06    COMPANY DIRECTORS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

                                               ARTICLE II
                                     REPRESENTATIONS AND WARRANTIES
                                          OF THE STOCKHOLDERS

2.01    GOOD TITLE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
2.02    CERTAIN SECURITIES LAW MATTERS (REGULATION D)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
2.03    CERTAIN SECURITIES LAW MATTERS (REGULATION S)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
2.04    AUTHORIZATION AND VALIDITY OF AGREEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

                                              ARTICLE III
                                     REPRESENTATIONS AND WARRANTIES
                                       OF THE COMPANY AND ANDREWS

3.01    ORGANIZATION AND QUALIFICATION; SUBSIDIARIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
3.02    ORGANIZATIONAL DOCUMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
3.03    CAPITALIZATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
3.04    AUTHORITY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
3.05    NO CONFLICT; REQUIRED FILINGS AND CONSENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
3.06    PERMITS; COMPLIANCE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
3.07    FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
3.08    ABSENCE OF CERTAIN CHANGES OR EVENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
3.09    LITIGATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
3.10    EMPLOYEE BENEFIT PLANS; LABOR MATTERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
3.11    TAXES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
3.12    AFFILIATES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
3.13    CERTAIN BUSINESS PRACTICES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
3.14    ENVIRONMENTAL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
3.15    UNDISCLOSED LIABILITIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
3.16    CERTAIN AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
3.17    CONTRACTS AND COMMITMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

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
3.18    AFFILIATE INTERESTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
3.19    INTELLECTUAL PROPERTY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
3.20    BROKERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
3.21    INSURANCE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
3.22    PROPERTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

                                               ARTICLE IV

                                   REPRESENTATIONS AND WARRANTIES OF
                                     ACQUIROR AND ACQUISITION SUBS

4.01    ORGANIZATION AND QUALIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
4.02    CAPITALIZATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
4.03    AUTHORITY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
4.04    NO CONFLICT; REQUIRED FILINGS AND CONSENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
4.05    REPORTS; FINANCIAL STATEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
4.06    ABSENCE OF CERTAIN CHANGES OR EVENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
4.07    BROKERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

                                               ARTICLE V

                                     COVENANTS OF THE STOCKHOLDERS

5.01    AFFIRMATIVE COVENANT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
5.02    NEGATIVE COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

                                               ARTICLE VI

                                  COVENANTS OF THE COMPANY AND ANDREWS

6.01    AFFIRMATIVE COVENANTS OF THE COMPANY AND ANDREWS . . . . . . . . . . . . . . . . . . . . . . . . . .  18
6.02    NEGATIVE COVENANTS OF THE COMPANY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

                                              ARTICLE VII

                               COVENANTS OF ACQUIROR AND ACQUISITION SUBS

7.01    AFFIRMATIVE COVENANTS OF ACQUIROR AND ACQUISITION SUBS . . . . . . . . . . . . . . . . . . . . . . .  21
7.02    NEGATIVE COVENANTS OF ACQUIROR AND ACQUISITION SUBS  . . . . . . . . . . . . . . . . . . . . . . . .  22

                                              ARTICLE VIII

                                         ADDITIONAL AGREEMENTS

8.01    NOTIFICATION OF CERTAIN MATTERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
8.02    ACCESS AND INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

8.03    APPROPRIATE ACTION; CONSENTS; FILINGS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
8.04    PUBLIC ANNOUNCEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
8.05    EXPENSES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
8.06    EMPLOYEES OF COMPANY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

                                               ARTICLE IX

                                            INDEMNIFICATION

9.01    IN GENERAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
9.02    NO EXHAUSTION OF REMEDIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
9.03    DEFENSE OF THIRD PARTY CLAIMS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
9.04    PAYMENT; ARBITRATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
9.05    SATISFACTION OF CLAIMS FROM ESCROW SHARES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
9.06    LIABILITY LIMITATIONS; SURVIVAL OF REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . . . .  28

                                               ARTICLE X

                                               CONDITIONS

10.01   CONDITIONS PRECEDENT TO OBLIGATIONS OF THE ACQUIROR COMPANIES  . . . . . . . . . . . . . . . . . . .  28
10.02   CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY . . . . . . . . . . . . . . . . . . . . . . . . .  29

                                               ARTICLE XI

                                             MISCELLANEOUS

11.01   TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
11.02   EFFECT OF TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
11.03   WAIVER AND AMENDMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
11.04   ENTIRE AGREEMENT; THIRD PARTY BENEFICIARIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
11.05   ASSIGNMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
11.06   CERTAIN DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
11.07   NOTICES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
11.08   GOVERNING LAW  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
11.09   SEVERABILITY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
11.10   COUNTERPARTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
11.11   HEADINGS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

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
Exhibits:
        Exhibit A - Escrow Agreement





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


                             ACQUISITION AGREEMENT

         This Acquisition Agreement (this "Agreement") is made and entered into as of December 11, 1998 by and among Core Laboratories N.V., a Netherlands limited liability company ("Acquiror"), Core Laboratories International B.V., a Netherlands limited liability company and wholly owned subsidiary of Acquiror ("Acquisition Sub A"), Saybolt International B.V., a Netherlands limited liability company and a wholly owned subsidiary of Acquiror ("Acquisition Sub B"), A.G.I. Mexicana S.A. de C.V., a Mexican corporation (the "Company"), Robert P. Andrews, a United States resident ("Andrews") and each of the stockholders of the Company set forth on the signature pages hereto (individually, including Andrews, "Stockholder" or collectively, including Andrews, the "Stockholders"). Acquiror, Acquisition Sub A and Acquisition Sub B are sometimes collectively referred to herein as the "Acquiror Companies." Acquisition Sub A and Acquisition Sub B are referred to collectively as "Acquisition Subs."

         WHEREAS, the Stockholders are the sole record and beneficial owners of 100% of the capital stock of the Company;

         WHEREAS, Acquiror, Acquisition Subs, the Company and the Stockholders, upon the terms and subject to the conditions of this Agreement, desire to effect an exchange (the "Exchange") of an aggregate of 15,000 common shares, par value NLG 0.03 Dutch guilders per share ("Acquiror Shares"), of Acquiror for all of the shares of Series A Common Stock of the Company ("Company Common Stock Series A") and all of the issued and outstanding Series B Common Stock of the Company ("Company Common Stock Series B" and, together with the Company Common Stock Series A, "Company Stock");

         WHEREAS, the Exchange is intended to be treated as a purchase for financial accounting purposes in accordance with United States of America generally accepted accounting principles ("GAAP") and the rules, regulations and interpretations of the Securities and Exchange Commission (the "SEC");

         NOW THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                                  THE EXCHANGE

         1.01 THE EXCHANGE. Subject to the terms and conditions of this Agreement, each of the Stockholders agrees to exchange all of the shares of Company Stock owned by such Stockholder for Acquiror Shares as hereinafter provided.

         1.02 CLOSING. The Closing of the Exchange for Andrews shall take place at the offices of Vinson & Elkins, L.L.P., 2300 First City Tower, 1001 Fannin, Houston, Texas, and the simultaneous Closing of the Exchange for the Stockholders other than Andrews shall take place at the offices of the Company, both at (a) 9:00 a.m. on December 11, 1998 or (b) at such other place, time and date as the parties hereto may agree.

         1.03 TRANSFER OF SHARES. Subject to the term of the Escrow Agreement (as defined below), at the Closing the Stockholders shall deliver to the Acquisition Subs, certificates evidencing all of the Company Stock set forth opposite the names of the Stockholders on the signature pages hereto. Such certificates shall be duly endorsed for transfer or accompanied by properly executed stock powers. Acquisition Sub A shall acquire 99% of the Company Stock, and Acquisition Sub B shall acquire the remaining 1% of Company Stock.

         1.04 CONSIDERATION FOR SUCH TRANSFER AND ESCROW. In consideration for the aforesaid delivery of Company Stock and for all other duties, obligations and performances by the Stockholders hereunder and subject to all of the other terms and conditions hereof and the Escrow Agreement, at the Closing Acquiror shall deliver to the Stockholders that number of duly and validly issued Acquiror Shares, less the escrow portion of such shares pursuant to the terms and conditions set forth herein, as follows:

                 for all of the duly and validly issued shares of Company Common Stock Series A and Series B delivered by a Stockholder to the Acquisition Subs at the Closing as provided in Section 1.03, such Stockholder shall be entitled to receive the number of Acquiror Shares set forth opposite the Stockholder's name on the signature page hereto.

         At the Closing, Acquiror Companies will cause to be delivered to, and deposited directly with, Bankers Trust Company (the "Escrow Agent"), for the account and future potential benefit of Andrews, a stock certificate representing 1,500 Acquiror Shares, which certificate shall be registered as follows: "Bankers Trust Company, f/b/o Robert P. Andrews." All such Acquiror Shares so delivered to the Escrow Agent, together with all subsequent stock dividends or distributions of other Acquiror Shares received in respect of such shares while deposited with the Escrow Agent shall be referred to as "Escrow Shares." The Escrow Shares shall be subtracted from the number of Acquiror Shares Andrews is entitled to receive pursuant to the Exchange at the Closing. The Escrow Shares shall be held by the Escrow Agent pursuant to the terms and conditions of an Escrow Agreement in substantially the form attached hereto as Exhibit A (the "Escrow Agreement") between Acquiror, Acquisition Subs, the Company and Andrews. The Escrow Agreement shall authorize Andrews to control the disposition of such Escrow Shares pursuant to the terms of the Escrow Agreement.

         1.05 WITHHOLDING. Acquiror Companies (or any affiliate thereof) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Stockholder such amounts as Acquiror Companies (or any affiliate thereof) are required to deduct and withhold with respect to any provision of federal, state, local or foreign tax law. To the extent that amounts are so withheld by Acquiror, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Stockholder in respect of which such deduction and withholding was made by Acquiror. Stockholders shall be liable for and shall pay all Taxes, direct or indirect, if any, or other obligations payable under the laws of Mexico and attributable to the transfer or sale of the Company Stock.

         1.06 COMPANY DIRECTORS. The Company shall take such actions as are necessary to continue with the sole administrator or to adopt the forms necessary for a Board of Directors, or the organizational equivalency of such corporate form of governance.


                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES
                              OF THE STOCKHOLDERS

         Except as otherwise indicated, each of the Stockholders, severally and not jointly, represents and warrants to Acquiror Companies that:

         2.01 GOOD TITLE. Such Stockholder is the sole record and beneficial owner of, and has good and valid title to, the number of shares of Company Stock set forth opposite such Stockholder's name on the signature pages hereto, free and clear of all liens, claims, encumbrances, options, voting trusts or agreements, proxies or other claims or charges of any nature whatsoever (other than resulting from this Agreement).

         2.02    CERTAIN SECURITIES LAW MATTERS (REGULATION D).

                 (a) Andrews, either alone or with his purchaser representative (if any) as defined in Rule 501(h) under the Securities Act of 1933, as amended ("Securities Act") of the United States of America Federal securities law (which law is applicable to Acquiror given that it is a publicly listed company in the United States of America), has substantial experience in evaluating and investing in private placement transactions so that the Stockholder is capable of evaluating the merits and risks of his investment in the Acquiror Shares. The Stockholder, by reason of such Stockholder's business or financial experience, either alone or with his purchaser representative as defined in Section 501(h) under the Securities Act, if any, has the capacity to protect such Stockholder's own interests in connection with the acquisition of the Acquiror Shares hereunder. The Stockholder has designated himself as an "accredited investor" on the signature page hereto as "accredited investor" is defined in Rule 501 of Regulation D promulgated pursuant to the Securities Act and, either alone or with his purchaser representatives, has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the transactions contemplated by this Agreement. Such Stockholder has been provided and has had access to material information concerning Acquiror and has received and reviewed all such material requested, including, but not limited to, Acquiror's most recent Annual Report to Shareholders and Annual Report on Form 10-K for the fiscal year ended December 31, 1997, proxy statement for the annual meeting of shareholders held in 1998 and Quarterly Reports on Form 10-Q for each of the quarters ended March 31, June 30 and September 30, 1998 (collectively, the "Information"). Andrews is familiar with the business and financial condition, properties, operations and prospects of Acquiror. Andrews has had an opportunity to discuss Acquiror's business and financial condition, properties, operations and prospects with Acquiror's management. Andrews has also had an opportunity to ask questions of officers of Acquiror, which questions were answered to Andrews' satisfaction. Andrews understands that such discussion was intended to describe certain aspects of Acquiror's business and financial condition, properties, operations and prospects, but were not a thorough or exhaustive description.

                 (b) Andrews understands that the Acquiror Shares may be "restricted securities" under the applicable federal securities laws and that the Securities Act and the rules of the SEC provide in substance that Andrews may dispose of the Acquiror Shares only pursuant to an effective registration statement under the Securities Act or an exemption therefrom, and understands that Acquiror has no obligation or intention to register the Acquiror Shares. Andrews understands that Rule 144 under the Securities Act permits limited resales of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for the shares, the availability of certain current public information about the issue, the resale occurring not less than one (1) year after a party has purchased and paid for the security to be sold, the sale being effected through a "broker's transaction" or in transactions with a "market maker" and the number of shares being sold not exceeding specified limitations. Accordingly, Andrews understands that under the SEC's rules, Andrews may dispose of the Acquiror Shares in transactions which are exempt from registration under the Securities Act. As a consequence of all of the foregoing, Andrews understands that he must bear the economic risk of the investment in the Acquiror Shares for an indefinite period of time. Acquiror agrees that it will use its best efforts to file the requisite reports under the Securities Exchange Act of 1934, as amended, to enable Andrews to sell its Acquiror Shares without registration in accordance with Rule 144 under the Securities Act.

                 (c) Andrews acknowledges and agrees that he is not relying upon Acquiror or the Company or their respective officers, directors, employees or agents, as to the tax consequences to Andrews of the transactions contemplated by this Agreement. As to all such tax consequences, Andrews hereby agrees and represents that he has consulted with Andrews own legal and tax advisors to the extent that he has deemed such consultation necessary or appropriate, that he is making his own determination as to what the tax consequences of the transactions contemplated hereby will be to him and that neither Acquiror nor the Company is making any representation, express or implied, as to any such tax consequences.

         2.03    CERTAIN SECURITIES LAW MATTERS (REGULATION S).

                 (a) Each of the Stockholders other than Andrews ("Non-U.S. Stockholders") is not a U.S. person, as defined in Section 902(k) of Regulation S under the U.S. Securities Act, and is not acquiring the Acquiror Shares for the account or benefit of any U.S. person.

                 (b) Each of the Non-U.S. Stockholders understands that the shares comprising their Acquiror Shares will be "restricted securities" under the applicable United States federal securities laws and that the U.S. Securities Act and the rules of the United States Securities Exchange Commission (the "Commission") provide in substance that such Stockholder may dispose of the shares comprising the Acquiror Shares only pursuant to the provisions of Regulation S under the U.S. Securities Act, pursuant to an effective registration statement under the U.S. Securities Act or exemption therefrom and that hedging transactions involving any such Acquiror Shares may not be conducted unless in compliance with the U.S. Securities Act, and each Non-U.S. Stockholder further understands that Acquiror will refuse to register any transfer of such Acquiror Shares not made in accordance with the provisions of Regulation S, pursuant to registration under the U.S. Securities Act, or pursuant to an available exemption from registration. As a consequence of all of the foregoing, each Non-U.S. Stockholder understands that he or she must bear the economic risk of the investment in the shares comprising the Acquiror Shares for so long as he or she owns such shares; and

                 (c) The Non-U.S. Stockholders understand and agree that a legend will be placed on any certificates representing the Acquiror Shares issued to the Non-U.S. Stockholders to the effect that:

                          "THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"). THE HOLDER THEREOF, BY ACQUIRING SUCH SECURITIES, AGREES FOR THE BENEFIT OF THE COMPANY THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, (B) PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT OR
                          (C) PURSUANT TO AN AVAILABLE EXEMPTION FROM
                          REGISTRATION UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE LAWS AND REGULATIONS GOVERNING THE OFFER AND SALE OF SECURITIES, AND THE HOLDER HAS, PRIOR TO SUCH SALE, FURNISHED TO THE COMPANY AN OPINION OF COUNSEL, OF RECOGNIZED STANDING, OR OTHER EVIDENCE OF EXEMPTION, REASONABLY SATISFACTORY TO THE COMPANY."

         2.04 AUTHORIZATION AND VALIDITY OF AGREEMENT. Such Stockholder has the full power, legal right, capacity and authority to enter into, execute and deliver this Agreement and to carry out and perform the transactions contemplated hereby. This Agreement constitutes a valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                           OF THE COMPANY AND ANDREWS

         The Company and Andrews, jointly and severally, hereby represent and warrant to Acquiror Companies that:

         3.01 ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. The Company is a corporation whose ownership is represented solely by the Company Stock. The Company and each of the Company's subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, and each of the Company and its subsidiaries has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and, except as set forth in Section 3.01 of the Company Disclosure Schedule (as defined below), is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, other than where the failure to be so duly qualified and in good standing would not reasonably be expected to have a Company Material Adverse Effect. The term "Company Material Adverse Effect" as used in this Agreement shall mean any change or effect that would be materially adverse to the financial condition, results of operations, business, properties or prospects of the Company and its subsidiaries, taken as a whole, at the time of such change or effect. Section 3.01 of the Disclosure Schedule delivered by the Company to Acquiror concurrently with the execution of this Agreement (the "Company Disclosure Schedule") sets forth, as of the date of this Agreement, a true and complete list of all the Company's directly or indirectly owned subsidiaries, together with the jurisdiction of incorporation or organization of each subsidiary and the percentage of each subsidiary's outstanding capital stock or other equity interests owned by the Company or another subsidiary of the Company.

         3.02 ORGANIZATIONAL DOCUMENTS. The Company has heretofore furnished to Acquiror complete and correct copies of the Articles of Incorporation and the Bylaws or the equivalent organizational documents, in each case as amended or restated to the date hereof, of the Company and each of its subsidiaries. Neither the Company nor any of its subsidiaries is in violation of any of the provisions of its Articles of Incorporation or Bylaws (or equivalent organizational documents).

         3.03    CAPITALIZATION.

                 (a) The authorized capital stock of the Company consists of: 50,000 shares of Company Common Stock Series A and 11,087,360 shares of Company Common Stock Series B. As of the date of this Agreement, 50,000 shares of Company Common Stock Series A were issued and outstanding, 11,087,360 shares of Company Common Stock Series B were issued and outstanding and no shares of Company Stock were held by the Company in its treasury or by the Company's subsidiaries. Except as set forth above, there are no shares of capital stock of the Company issued and outstanding or reserved for issuance for any purpose. Each of the issued shares of capital stock of, or other equity interests in, each of the Company and its subsidiaries is duly authorized, validly issued and, in the case of shares of capital stock, fully paid and nonassessable, and has not been issued in violation of (nor are any of the authorized shares of capital stock of, or other equity interests in, the Company or any of its subsidiaries subject
         to) any preemptive or similar rights created by statute, the Articles of Incorporation or Bylaws (or the equivalent organizational documents) of the Company or any of its subsidiaries, or any agreement to which the Company or any of its subsidiaries is a party or is bound, and all such issued shares or other equity interests owned by the Company or a subsidiary of the Company are owned free and clear of all security interests, liens, claims, pledges, agreements, limitations on the Company's or such subsidiaries' voting rights, charges or other encumbrances of any nature whatsoever.

                 (b) No bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into or exchangeable or exercisable for securities having the right to vote) on any matters on which shareholders may vote ("Voting Debt") are issued or outstanding.

                 (c) There are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments of any character to which the Company or any of its subsidiaries is a party relating to the issued or unissued capital stock or other equity interests of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to grant, issue or sell any shares of capital stock, Voting Debt or other equity interests of the Company or any of its subsidiaries. There are no obligations, contingent or otherwise, of the Company or any of its subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of Company Stock or other capital stock of the Company or the capital stock or other equity interests of any subsidiary of the Company or
         (ii) (other than advances to wholly owned subsidiaries in the ordinary course of business) to provide material funds to, or to make any material investment in (in the form of a loan, capital contribution or otherwise), or to provide any guarantee with respect to the material obligations of, any subsidiary of the Company or any other person. Except for subsidiaries of the Company set forth in Section 3.01 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries (x) directly or indirectly owns, (y) has agreed to purchase or otherwise acquire or (z) holds any interest convertible into or exchangeable or exercisable for capital stock or other equity interest of any corporation, partnership, joint venture or other business association or entity. Except as set forth in Section 3.03(c) of the Company Disclosure Schedule or for any agreements, arrangements or commitments between the Company and its wholly owned subsidiaries or between such wholly owned subsidiaries, there are no agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any person is or may be entitled to receive any payment based on, or calculated in accordance with, the revenues or earnings of the Company or any of its subsidiaries.
         Except as set forth in Section 3.03(c) of the Company Disclosure Schedule, there are no voting trusts, proxies or other agreements or understandings to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound with respect to the voting of any shares of capital stock or other equity interests of the Company or any of its subsidiaries.

         3.04 AUTHORITY. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Acquiror Companies, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

         3.05    NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

                 (a) Assuming that all consents, licenses, permits, waivers, approvals, authorizations, orders, filings and notifications contemplated by the exceptions to Section 3.05(b) are obtained or made and except as disclosed in Section 3.05(a) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company does not, and the performance by the Company of its obligations hereunder, including consummation of the transactions contemplated hereby, will not (i) conflict with or violate the Articles of Incorporation or Bylaws, or the equivalent organizational documents, in each case as amended or restated, of the Company or any of its subsidiaries, (ii) conflict with or violate any federal, state, foreign or local law, statute, ordinance, rule or regulation (collectively, "Laws") or any judgment, order or decree applicable to the Company or any of its subsidiaries or by or to which any of their respective properties is bound or subject or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by or to which the Company or any of its subsidiaries or any of their respective properties is bound or subject, except, with respect to clauses (ii) and (iii) above, any such conflicts, violations, breaches, defaults, events, rights of termination, amendment, acceleration or cancellation, payment obligations or liens or encumbrances that could not reasonably be expected to result in a Company Material Adverse Effect.

                 (b) The execution and delivery of this Agreement by the Company does not, and the performance by the Company of its obligations hereunder, including consummation of the transactions contemplated hereby, will not, require the Company to obtain any consent, license, permit, waiver, approval, authorization or order of, or to make any filing with or notification to, any governmental or regulatory authority, federal, state, local or foreign (collectively, "Governmental Entities"), except (i) where the failure to obtain such consents, licenses, permits, waivers, approvals, authorizations or orders, or to make such filings or notifications could not reasonably be expected to cause a Company Material Adverse Effect or to prevent the Company from performing its obligations under this Agreement and
         (ii) as disclosed in Section 3.05(b) of the Company Disclosure
         Schedule.

         3.06 PERMITS; COMPLIANCE. Except as disclosed in Section 3.06 of the Company Disclosure Schedule, each of the Company and its subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, identification and registration numbers, approvals and orders necessary in all material respects to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, the "Company Permits"). Section 3.06 of the Company Disclosure Schedule sets forth a list of each of the Company Permits and the jurisdiction issuing the same, all of which are in good standing and not subject to meritorious challenge. Section 3.06 of the Company Disclosure Schedule also sets forth, as of the date of this Agreement, all actions, proceedings, investigations or surveys pending or, to the knowledge of the Company or Andrews, threatened against the Company or any of its subsidiaries, that could reasonably be expected to result in the loss or revocation of a Company Permit. Except as set forth in Section 3.06 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is, in any material respect, in conflict with, in default under or in violation of, and none of them has been received, since January 31, 1997 from any Governmental Entity any written notice with respect to any conflict with, default under or violation of, (i) any Law applicable to the Company or any of its subsidiaries or by or to which any of their respective properties is bound or subject, (ii) any judgment, order or decree applicable to the Company or any of its subsidiaries or (iii) any of the Company Permits.

         3.07 FINANCIAL STATEMENTS. The Company has provided Acquiror with true, correct and complete copies of (i) its audited balance sheets as of December 31, 1995, 1996 and 1997, and the related statements of income and stockholders' equity for each of the three years for the periods ended December 31,1997, including the notes to financial statements with respect thereto, and
(ii) its unaudited balance sheet as of October 31, 1998 and unaudited income statement for the ten-month period then ended (collectively, the "Company Financial Statements"). Each of the Company Financial Statements (including, in each case, any related notes thereto) (a) has been prepared in accordance with generally accepted accounting principles as utilized in Mexico ("Mexican GAAP") applied on a consistent basis throughout the periods involved (except
(i) to the extent disclosed therein or required by changes in Mexican GAAP, and
(ii) as may be indicated in the notes thereto) and (b) fairly present the financial position of the Company and its subsidiaries as of the respective dates thereof and the results of operations for the periods indicated (subject, in the case of unaudited financial statements for interim periods, to adjustments, consisting only of normal, recurring accruals, necessary to present fairly such results of operations).

         3.08 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as contemplated by this Agreement or as set forth in Section 3.08 of the Company Disclosure Schedule, since December 31, 1997, the Company and its subsidiaries have conducted their respective businesses only in the ordinary course and in a manner consistent with past practice and there has not been: (i) any damage, destruction or loss with respect to any assets of the Company or any of its subsidiaries that, whether or not covered by insurance, would constitute a Company Material Adverse Effect; (ii) any change by the Company or its subsidiaries in their significant accounting policies; (iii) except for dividends by a wholly owned subsidiary of the Company to the Company or to another wholly owned subsidiary of the Company, any declaration, setting aside or payment of any dividends or distributions in respect of shares of Company Stock or the shares of stock of, or other equity interests in, any subsidiary of the Company or any redemption, purchase or other acquisition of any of the Company's securities or any of the securities of any subsidiary of the Company;
(iv) any material increase in the benefits under, or the establishment or amendment of, any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, performance awards (including, without limitation, the granting of stock appreciation rights or restricted stock awards), stock purchase or other employee Benefit Plan, or any increase in the compensation payable or to become payable to any of the directors or officers of the Company or the employees of the Company and its subsidiaries as a group except in the ordinary course of business consistent with past practice; or (v) any other Company Material Adverse Effect.

         3.09 LITIGATION. Except as disclosed in Section 3.09 of the Company Disclosure Schedule, (a) there is no claim, action, suit, litigation, proceeding, arbitration or, to the knowledge of the Company or Andrews or the management of the Company, investigation of any kind, at law or in equity (including actions or proceedings seeking injunctive relief), pending or, to the knowledge of the Company or Andrews or the management of the Company, threatened against the Company or any of its subsidiaries or any properties or rights of the Company or any of its subsidiaries, and (b) neither the Company nor any of its subsidiaries is subject to any investigation of any kind, executory judgment, order, writ, injunction, decree or award of any Governmental Entity, including without limitation any cease and desist order and any consent decree, settlement agreement or other similar agreement with any Governmental Entity. In addition, none of the Stockholders have any claims, actions or disputes against the Company.

         3.10    EMPLOYEE BENEFIT PLANS; LABOR MATTERS.

                 (a) With respect to any of the Company's employee benefit plans (each, a "Benefit Plan"), no event has occurred and, to the knowledge of the Company and Andrews, there exists no condition or set of circumstances, in connection with which the Company or any of its subsidiaries could be subject to any liability under the terms of such Benefit Plan or any applicable Law.

                 (b) There are no collective bargaining or other labor union contracts to which the Company or its subsidiaries is a party applicable to persons employed by the Company or its subsidiaries and no collective bargaining agreement is being negotiated by the Company or any of its subsidiaries. There is no pending or, to the knowledge of the Company or Andrews, threatened labor dispute, strike or work stoppage against the Company or any of its subsidiaries. To the knowledge of the Company or Andrews, none of the Company, any of its subsidiaries or any of their respective representatives or employees has committed any unfair labor practice in connection with the operation of the respective businesses of the Company or its subsidiaries that could reasonably be expected to have a Company Material Adverse Effect, and there is no pending or, to the knowledge of the Company or Andrews, threatened charge or complaint against the Company or any of its subsidiaries by any governmental agency.

                 (c) Section 3.10(c) of the Company Disclosure Schedule contains true and correct (i) copies of all employment agreements to which the Company or any of its subsidiaries is a party; (ii) listings of all officers of the Company who have executed a non-competition agreement with the Company or any of its subsidiaries; (iii) copies of all severance agreements, programs and policies of the Company or any of its subsidiaries with or relating to its, or any of its subsidiaries, employees; and (iv) summary descriptions of all plans, programs, agreements and other arrangements of the Company or any of its subsidiaries with or relating to its, or any of its subsidiaries, employees. Except as set forth in Section 3.10(c) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries will owe a severance payment or similar obligation to any of their respective employees, officers or directors as a result of the Exchange or the other transactions contemplated by this Agreement, and none of such persons will be entitled to severance payments or other benefits as a result of the Exchange or the other transactions contemplated by this Agreement in the event of the subsequent termination of their employment.

                 (d) No Benefit Plan provides retiree medical or retiree life insurance benefits and neither the Company nor any of its subsidiaries is contractually or otherwise obligated (whether or not in writing) to provide life insurance and medical benefits upon retirement or termination of employment of employees.

                 (e) The Company has not taken any of the following or other similar actions since December 31, 1997: the acceleration of vesting, waiving of performance criteria or the adjustment of awards or any other actions permitted upon a change in control of the Company with respect to any of the Benefit Plans or any of the plans, programs, agreements, policies or other arrangements described in
         Section 3.10(c) of this Agreement.

         3.11 TAXES. Except as set forth in Section 3.11 of the Company Disclosure Schedule,

                 (a) (i) all returns and reports and workpapers in connection therewith ("Tax Returns") of or with respect to any Tax which is required to be filed with respect to the Company or any its subsidiaries have been duly and timely filed, (ii) all items of income, gain, loss, deduction and credit or other items required to be included in each such Tax Return have been so included and all information provided in each such Tax Return is true, correct and complete in all respects (including, without limitation, documentation relating to any reportable item of income, deduction, gain, loss or credit maintained by the Company), (iii) all Taxes that have become due with respect to the period covered by each such Tax Return have been timely paid in full, (iv) all withholding Tax requirements imposed on or with respect to the Company or any of its subsidiaries have been satisfied in all respects, and (v) no penalty, interest or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any such Tax.

                 (b) There is no claim pending against the Company or any of its subsidiaries for any amount of Taxes, and no assessment, deficiency or adjustment has been asserted or proposed with respect to any Tax Return of or with respect to the Company or any of its subsidiaries other than those disclosed (and to which are attached true and complete copies of all audit or similar reports) in Section
         3.11 of the Company Disclosure Schedule.

                 (c) The total amounts set up as liabilities for current and deferred Taxes in the Company Financial Statements are sufficient to cover the payment of all Taxes, whether or not assessed or disputed, which are, or are hereafter found to be, or to have been, due by or with respect to the Company and any of its subsidiaries up to and through the periods covered thereby.

                 (d) Except for statutory liens for current Taxes not yet due, no liens for Taxes exist upon any of the assets of the Company or any of its subsidiaries.

                 (e) None of the transactions contemplated by this Agreement will result in any Tax liability or the recognition of any item of income or gain to the Company or any of its subsidiaries, other than the Netherlands capital tax that may be applicable upon issuance of the Acquiror Shares by Acquiror pursuant to Article 1 hereof.

         3.12 AFFILIATES. Section 3.12 of the Company Disclosure Schedule identifies all persons who, to the knowledge of the Company or Andrews, may be deemed to be affiliates of the Company within the meaning of that term as used in Rule 145 promulgated pursuant to the Securities Act of 1933, as amended (the "Securities Act"), including, without limitation, all directors and executive officers of the Company.

         3.13 CERTAIN BUSINESS PRACTICES. None of the Company, any of its subsidiaries or any directors, officers, agents or employees of the Company or any of its subsidiaries (in their capacities as such) has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful purposes,
(ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the United States Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

         3.14 ENVIRONMENTAL. The Company and each of its subsidiaries are in full compliance in all respects with all applicable laws, rules, regulations, and other legal requirements, foreign and domestic, relating to the prevention of pollution and the protection of the environment, including all such legal requirements pertaining to human health and safety (collectively, "Environmental Laws"). There is no physical condition existing on any property ever owned or operated by the Company or any of its subsidiaries that could give rise to any remedial obligation of the Company or any of its subsidiaries under any Environmental Law or that could result in any liability of the Company or any of its subsidiaries to any third party claiming damage to person or property as a result or consequence of such physical conditions. There are not any physical conditions existing on any other property that may have been impacted by the operations of the Company or any of its subsidiaries that could give rise to any material remedial obligation of the Company or any of its subsidiaries under any Environmental Law or that could result in any material liability of the Company or any of its subsidiaries to any third party claiming damage to person or property as a result or consequence of such physical conditions. None of the Company or any of its subsidiaries has caused or permitted its businesses, properties or assets to be used to generate, manufacture, refine, transport, treat, store, handle, dispose of, transfer, produce, or process any Hazardous Substance (as defined below), and has not caused or permitted the Release (as defined below) of any Hazardous Substance on or off the site of any property of any of the Company or any of its subsidiaries, except in compliance with all applicable laws, rules, regulations, orders, judgments and decrees. The term "Hazardous Substance" shall mean any hazardous waste, as defined by 42 U.S.C. 6903(5), any hazardous substance, as defined by 42 U.S.C. 9601(14), any pollutant or contaminant, as defined by 42 U.S.C. 9601(33), and all toxic substances, hazardous materials, or other chemical substances regulated by any other law, rule, or regulation. The term "Release" shall have the meaning set forth in 42 U.S.C. 9601(22).

         3.15 UNDISCLOSED LIABILITIES. Except as and to the extent of the amounts specifically reflected or accrued for in the balance sheet dated as of October 31, 1998, included in the Company Financial Statements, or liabilities incurred in the ordinary course of business since October 31, 1998 or set forth in Section 3.15 of the Company Disclosure Schedule, none of the Company or any of its subsidiaries has any liabilities or obligations of any nature whether absolute, accrued, contingent or otherwise, and whether due or to become due. Neither the Company nor Andrews knows of any basis for the assertion against the Company or any of its subsidiaries of any such liability or obligation not fully reflected or adequately accrued for in the Company Financial Statements or set forth in Section 3.15 of the Company Disclosure Schedule.

         3.16 CERTAIN AGREEMENTS. Except as set forth in Section 3.16 of the Company Disclosure Schedule, none of the Company or any of its subsidiaries is a party to, or bound by, any contract, agreement or organizational document which purports to restrict, by virtue of a noncompetition, territorial exclusivity or other provision covering such subject matter, the scope of the business or operations of any of the Company or any of its subsidiaries geographically or otherwise.

         3.17 CONTRACTS AND COMMITMENTS. Section 3.17 of the Company Disclosure Schedule sets forth (i) a list of each contract or commitment to which the Company or any of its subsidiaries is a party or by which its or their property is bound that involves consideration or other expenditure in excess of $25,000 or performance over a period of more than six months or that is otherwise material to the business or operations of the Company and its subsidiaries, taken as a whole ("Material Contracts"); (ii) a list of all real or personal property leases to which any of the Company or any of its subsidiaries is a party involving consideration or other expenditure in excess of $25,000 over the term of the lease ("Material Leases"); (iii) a list of guarantees, or agreements to indemnify or be contingently liable for, the payment or performance by any person or business entity to which any of the Company or any of its subsidiaries is a party ("Guarantees"); and (iv) a list of contracts or other formal or informal understandings between the Company or any of its subsidiaries and any of its officers, directors, employees, consultants, agents or shareholders (or any of such shareholders' family members or affiliates) ("Affiliate Agreements"). True and complete copies of each Material Contract, Material Lease, Guarantee and Affiliate Agreement have been furnished to Acquiror prior to the date hereof. Except as specifically disclosed in Section 3.17 of the Company Disclosure Schedule, each of the Material Contracts, Material Leases, Guarantees and Affiliate Agreements constitutes the valid and legally binding obligation of the parties thereto and is in full force and effect without default on the part of any party thereto.

         3.18 AFFILIATE INTERESTS. None of the Stockholders nor any employee, consultant, officer or director, or former shareholder, employee, consultant, officer or director, of the Company or any of its subsidiaries has any interest in any property, tangible, or intangible, including, without limitation, patents, trade secrets, other confidential business information, trademarks, service marks or trade names used in or pertaining to the business of the Company or any of its subsidiaries, except for the normal rights of a shareholder.

         3.19 INTELLECTUAL PROPERTY. The Company or one or more of its subsidiaries own, or are licensed or otherwise have the right to use or sublicense, all foreign and domestic patents, trademarks (common law and registered), trademark registration applications, service marks (common law and registered), service mark registration applications, trade names and copyrights, copyright applications, trade secrets, know-how and other proprietary information as are necessary for the conduct of the business of the Company and its subsidiaries as currently conducted. A list of all such intellectual property is set forth in Section 3.19 of the Company Disclosure Schedule. Neither the Company nor any of its subsidiaries is currently in receipt of any notice of infringement or notice of conflict with the asserted rights of others in any patents, trademarks, service marks, trade names, trade secrets and copyrights owned or held by other persons, except, in each case, for matters that could not reasonably be expected to have a Company Material Adverse Effect. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate or breach the terms of or cause any cancellation of any material license held by the Company or any of its subsidiaries with regard to, any patent, trademark, service mark, trade name, trade secret or copyright.

         3.20 BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of the Stockholders.

         3.21 INSURANCE. Section 3.21 of the Company Disclosure Schedule sets forth a list of all policies of insurance currently in effect relating to the business or operations of the Company and its subsidiaries (true and complete copies of which have been furnished to Acquiror). Such insurance policies are in full force and effect. The Company and each of its subsidiaries are presently insured, and during each of the past five calendar years have been insured, against such risks and in such amounts as companies engaged in a similar business and of similar size to that of the Company would, in accordance with good business practice, customarily be insured. Except as set forth in Section 3.21 of the Company Disclosure Schedule, the policies of general liability, malpractice or professional liability, fire, theft and other insurance maintained with respect to the operations, assets or businesses of the Company and its subsidiaries provide adequate coverage against loss. The Company or its subsidiaries have given in a timely manner to their insurers all notices required to be given under such insurance policies with respect to all claims and actions covered by insurance, and no insurer has denied coverage of any such claims or actions or reserved it rights in respect of or rejected any of such claims. None of the Company or any of its subsidiaries has received any notice or other communication from any such insurer canceling or materially amending any of such insurance policies, and no such cancellation is pending or threatened. The execution of this Agreement and the consummation of the transactions contemplated hereby will not cause such insurance policies to lapse, terminate or be canceled and will not result in any party thereto having the right to terminate or cancel such insurance policies.

         3.22 PROPERTIES. Except as set forth in Section 3.22 of the Company Disclosure Schedule, the Company and its subsidiaries have good and marketable title, free and clear of all liens to all their material properties and assets whether tangible or intangible, real, personal or mixed, reflected in the Company Financial Statements as being owned by the Company and its subsidiaries as of the date thereof, other than (i) any properties or assets that have been sold or otherwise disposed of in the ordinary course of business since the date of such financial statements, (ii) liens disclosed in the notes to such financial statements and (iii) liens arising in the ordinary course of business. All buildings, fixtures, equipment and other property and assets that are material to the Company's business on a consolidated basis, that are held under leases or sub-leases by the Company or any of its subsidiaries, are held under valid instruments enforceable in accordance with their respective terms, subject to applicable laws of bankruptcy, insolvency or similar laws relating to creditors' rights generally and to general principles of equity (whether applied in a proceeding in law or equity). All of the Company's and its subsidiaries' equipment in regular use has been reasonably maintained and is in serviceable condition, reasonable wear and tear excepted.


                                   ARTICLE IV

                       REPRESENTATIONS AND WARRANTIES OF
                         ACQUIROR AND ACQUISITION SUBS

         Acquiror and Acquisition Subs hereby represent and warrant to the Company and the Stockholders that:

         4.01 ORGANIZATION AND QUALIFICATION. Acquiror is a limited liability company duly organized, validly existing and in good standing under the laws of the Netherlands. Acquisition Sub A is a corporation duly organized, validly existing and in good standing under the laws of the Netherlands. Acquisition Sub B is a corporation duly organized, validly existing and in good standing under the laws of the Netherlands. Each of Acquiror Companies and their subsidiaries have all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, other than where the failure to be so duly qualified and in good standing could not reasonably be expected to have an Acquiror Material Adverse Effect. The term "Acquiror Material Adverse Effect" as used in this Agreement shall mean any change or effect that would be materially adverse to the financial condition, results of operations, business, properties or prospects of Acquiror, Acquisition Sub A and Acquisition Sub B and their subsidiaries, taken as a whole, at the time of such change or effect.

         4.02    CAPITALIZATION.

                 (a)      The authorized capital stock of Acquiror consists of
         (i) 100,000,000 Acquiror Shares, of which, as of December 8, 1998:
         (A) 28,367,102 shares were issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable and were not issued in violation of any preemptive or similar rights created by statute or Acquiror's Articles of Association (the "Acquiror Organizational Documents") or any agreement to which Acquiror is a party or is bound; (B) no shares were held in the treasury of Acquiror and (C) 3,100,000 shares were reserved for future issuance pursuant to stock option plans of Acquiror and (ii) 3,000,000 Preference Shares, par value NLG 0.03, none of which were issued or outstanding.

                 (b) The Acquiror Shares to be issued pursuant to the Exchange will be duly authorized, validly issued, fully paid and nonassessable .

         4.03 AUTHORITY. Each of the Acquiror Companies has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Acquiror Companies and the performance by each of the Acquiror Companies of its obligations hereunder, including the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of either of the Acquiror Companies are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of the Acquiror Companies and, assuming the due authorization, execution and delivery hereof by the other parties hereto, constitutes the legal, valid and binding obligation of each of the Acquiror Companies, enforceable against the Acquiror Companies in accordance with its terms.

         4.04    NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

                 (a) Assuming that all consents, licenses, permits, waivers, approvals, authorizations, orders, filings and notifications contemplated by the exceptions to Section 4.04(b) are obtained or made and except as otherwise disclosed in Section 4.04(a) of the Disclosure Schedule delivered by the Acquiror Companies to the Company contemporaneously with the execution and delivery of this Agreement (the "Acquiror Disclosure Schedule"), the execution and delivery of this Agreement by the Acquiror Companies does not, and performance of their respective obligations hereunder, including the consummation of the transactions contemplated hereby, will not (i) conflict with or violate the Acquiror Organizational Documents or the Articles of Incorporation or Bylaws, or their organizational equivalency, of either Acquisition Sub, in each case as amended or restated, (ii) conflict with or violate any Laws in effect as of the date of this Agreement applicable to Acquiror, Acquisition Subs or any of Acquiror's subsidiaries or by or to which any of their properties is bound or subject or (iii) result in any breach of or constitute a default (or an event that with or without notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of a lien or encumbrance on any of the properties or assets of Acquiror or any of Acquiror's subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Acquiror or any of Acquiror's subsidiaries is a party or by or to which Acquiror or any of Acquiror's subsidiaries or any of their respective properties is bound or subject, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults, events, rights of termination, amendment, acceleration or cancellation, payment obligations or liens or encumbrances that could not reasonably be expected to have an Acquiror Material Adverse Effect.

                 (b) The execution and delivery of this Agreement by the Acquiror Companies does not, and the performance of this Agreement by the Acquiror Companies will not, including the consummation of the transactions contemplated hereby, require Acquiror or Acquisition Subs to obtain any consent, license, permit, waiver approval, authorization or order of, or to make any filing with or notification to, any Governmental Entities, except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the New York Stock Exchange ("NYSE"), (ii) where the failure to obtain such consents, licenses, permits, waivers, approvals, authorizations or orders, or to make such filings or notifications could not reasonably be expected to prevent Acquiror or either Acquisition Sub from performing their respective obligations under this Agreement and (iii) as disclosed in Section 4.04(b) of the Acquiror Disclosure Schedule.

         4.05    REPORTS; FINANCIAL STATEMENTS.

                 (a) Since November 13, 1998, Acquiror has filed all forms, reports, statements and other documents required to be filed with the SEC, including without limitation (i) all Annual Reports on Form 10-K, (ii) all Quarterly Reports on Form 10-Q, (iii) all proxy statements relating to meetings of shareholders (whether annual or special), (iv) all Current Reports on Form 8-K and (v) all other reports, schedules, registration statements or other documents (collectively referred to as the "Acquiror SEC Reports"). The Acquiror SEC Reports were prepared in all material respects in accordance with the requirements of applicable Law (including the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to the Acquiror SEC Reports) and the Acquiror SEC Reports did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                 (b) Each of the historical consolidated financial statements (including, in each case, any related notes thereto) contained in the Acquiror SEC Reports (i) have been prepared in accordance with the published rules and regulations of the SEC and generally accepted accounting principles applied on a consistent basis throughout the periods involved (except (A) to the extent disclosed therein or required by changes in generally accepted accounting principles, (B) as may be indicated in the notes thereto and (C) in the case of the unaudited financial statements, as permitted by the rules and regulations of the SEC) and (ii) fairly present the consolidated financial position of Acquiror and its subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated (subject, in the case of unaudited consolidated financial statements for interim periods, to adjustments, consisting only of normal, recurring accruals, necessary to present fairly such results of operations and cash flows).

         4.06 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Acquiror SEC Reports filed prior to the date of this Agreement or as contemplated by this Agreement, since November 13, 1998, Acquiror and its subsidiaries have conducted their respective businesses only in the ordinary course and in a manner consistent with past practice and there has not been any Acquiror Material Adverse Effect.

         4.07 BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Acquiror Companies.

                                   ARTICLE V

                         COVENANTS OF THE STOCKHOLDERS

         5.01 AFFIRMATIVE COVENANT. The Stockholders hereby covenant and agree that, prior to the Closing Date, such person or entity will take all commercially reasonable actions necessary to ensure that the Company complies with Articles VI and VIII hereof.

         5.02 NEGATIVE COVENANTS. Each of the Stockholders covenants and agrees that such Stockholder will not:

                 (a) take any action that reasonably could be expected to result in (i) any of the representations and warranties of (A) such Stockholder set forth in Article II hereof or (B) Andrews and the Company set forth in Article III hereof becoming untrue or (ii) any of the conditions set forth in Articles X hereof not being satisfied; or

                 (b) initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal relating to, or that may reasonably be expected to lead to, any Competing Transaction (hereinafter defined), or enter into discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or agree to, or endorse, any Competing Transaction, or authorize or permit any agent, investment banker, financial advisor, attorney, accountant or other representative retained by such Stockholder to take any such action, and such Stockholder shall promptly notify Acquiror Companies of all relevant terms of any such inquiries or proposals received by such Stockholder or by any such agent, investment banker, financial advisor, attorney, accountant or other representative relating to any of such matters and if such inquiry or proposal is in writing, such Stockholder shall promptly deliver or cause to be delivered to Acquiror Companies a copy of such inquiry or proposal. For purposes of this Agreement, "Competing Transaction" shall mean any merger, consolidation, share exchange, business combination or similar transaction involving the Company or any of its subsidiaries or the acquisition in any manner, directly or indirectly, of a material interest in any voting securities of, or a material equity interest in a substantial portion of the assets of, the Company or any of its subsidiaries, other than the transactions contemplated by this Agreement.

                                   ARTICLE VI

                      COVENANTS OF THE COMPANY AND ANDREWS

         6.01 AFFIRMATIVE COVENANTS OF THE COMPANY AND ANDREWS. The Company and Andrews hereby covenant and agree that, prior to the Closing Date, unless otherwise expressly contemplated by this Agreement or consented to in writing by the Acquiror Companies, the Company will and will cause each of its subsidiaries to:

                 (a) operate its business in the usual and ordinary course consistent with past practices;

                 (b) use all reasonable efforts to preserve substantially intact its business organization, maintain its rights and franchises, retain the services of its respective officers and key employees and maintain its relationships with its respective customers and suppliers;

                 (c) maintain and keep its properties and assets in as good repair and condition as at present, ordinary wear and tear excepted, and maintain supplies and inventories in quantities consistent with its customary business practice;

                 (d) use all reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that currently maintained;

                 (e)      ensure that the aggregate of (i) cash on hand and
         (ii) accounts receivables at the Company shall not be less than $22,982,619 Mexican Pesos and the aggregate outstanding balance of
         (i) long-term debt and (ii) short-term debt shall not be greater than $53,390,349 Mexican Pesos;

                 (f) ensure that the net assets of the Company shall be no less than -$1,604,062 Mexican Pesos plus all net income earned from October 31, 1998 through the Closing Date; and

                 (g) use its best efforts to ensure that Andrews shall execute and deliver, along with Acquiror, the Acquisition Subs and the Escrow Agent, the Escrow Agreement.

         6.02 NEGATIVE COVENANTS OF THE COMPANY. Except as expressly contemplated by this Agreement or otherwise consented to in writing by the Acquiror Companies, from the date of this Agreement until the Closing, the Company and Andrews will not do, and will not permit any of its subsidiaries to do, any of the following:

                 (a) (i) increase the compensation payable to or to become payable to any director or executive officer or their organizational equivalency; (ii) increase the compensation payable or pay bonuses to employees of the Company other than in the ordinary course of business, (iii) grant any severance or termination pay (other than pursuant to the normal severance practices of the Company or its subsidiaries as in effect on the date of this Agreement) to, or enter into any employment or severance agreement with, any director, officer or employee; (iv) except as set forth in Section 3.10(d) of the Company Disclosure Schedule, establish, adopt or enter into any employee Benefit Plan or arrangement or (v) except as may be required by applicable law or as set forth in Section 3.10(d) of the Company Disclosure Schedule, amend, or take any other actions (including, without limitation, the acceleration of vesting, waiving of performance criteria or the adjustment of awards or any other actions permitted upon a "change in control" (as defined in the respective plans) of the Company, with respect to any of the Benefit Plans or any of the plans, programs, agreements, policies or other arrangements described in Section 3.10(d) of this Agreement;

                 (b) declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of capital stock or other equity interests, except dividends by a wholly owned subsidiary of the Company to the Company or another wholly owned subsidiary of the Company;

                 (c) (i) except as described in Section 3.03(c) of the Company Disclosure Schedule, redeem, purchase or otherwise acquire any shares of its or any of its subsidiaries' capital stock or any securities or obligations convertible into or exchangeable for any shares of its or its subsidiaries' capital stock (other than any such acquisition directly from any wholly owned subsidiary of the Company in exchange for capital contributions or loans to such subsidiary), or any options, warrants or conversion or other rights to acquire any shares of its or its subsidiaries' capital stock or any such securities or obligations; (ii) effect any reorganization or recapitalization of the Company or any of its subsidiaries; or (iii) split, combine or reclassify any of its or its subsidiaries' capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its or its subsidiaries' capital stock;

                 (d) (i) except as set forth in Section 3.03(a) hereof or as described in Section 3.03(c) of the Company Disclosure Schedule, issue (whether upon original issue or out of treasury), sell, grant, award, deliver or limit the voting rights of any shares of any class of its or its subsidiaries' capital stock, any securities convertible into or exercisable or exchangeable for any such shares, or any rights, warrants or options to acquire, any such shares; (ii) amend or otherwise modify the terms of any such rights, warrants or options the effect of which shall be to make such terms materially more favorable to the holders thereof; or (iii) take any action to accelerate the vesting of any of the stock options;

                 (e) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other person (other than the purchase of assets from suppliers or vendors in the ordinary course of business and consistent with past practice);

                 (f) sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any of its assets or any assets of any of its subsidiaries, except for pledges or dispositions of assets in the ordinary course of business and consistent with past practice;

                 (g) initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal relating to, or that may reasonably be expected to lead to, any Competing Transaction, or enter into discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or agree to, or endorse, any Competing Transaction, or authorize or permit any of the officers, directors, employees or agents of the Company or any of its subsidiaries or any agent, investment banker, financial advisor, attorney, accountant or other representative retained by the Company or any of the Company's subsidiaries to take any such action, and the Company shall promptly notify Acquiror of all relevant terms of any such inquiries or proposals received by the Company or any of its subsidiaries or by any such officer, director, employee, agent, investment banker, financial advisor, attorney, accountant or other representative relating to any of such matters and if such inquiry or proposal is in writing, the Company shall promptly deliver or cause to be delivered to Acquiror Companies a copy of such inquiry or proposal;

                 (h) release any third party from its obligations under any existing standstill agreement or arrangement relating to a Competing Transaction or otherwise under any confidentiality or other similar agreement relating to information material to the Company or any of its subsidiaries;

                 (i) propose to adopt any amendments to its Articles of Incorporation or its Bylaws (or equivalent organizational documents) that would have an adverse effect on the consummation of the transactions contemplated by this Agreement;

                 (j) (i) change any of its significant accounting policies or (ii) make or rescind any express or deemed election relating to Taxes, settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or change any of its methods of reporting income or deductions for tax purposes from those employed in the preparation of the tax returns for the taxable year ending December 31, 1998, except, in the case of clause (i) or clause (ii), as may be required by Law or generally accepted accounting principles;

                 (k) incur any obligation for borrowed money or purchase money indebtedness, whether or not evidenced by a note, bond, debenture or similar instrument or under any financing lease, whether pursuant to a sale-and-leaseback transaction or otherwise, except in the ordinary course of business consistent with past practice;

                 (l) enter into any material arrangement, agreement or contract with any third party (other than customers in the ordinary course of business); or

                 (m) agree in writing or otherwise to do any of the foregoing.

                                  ARTICLE VII

                   COVENANTS OF ACQUIROR AND ACQUISITION SUBS

         7.01 AFFIRMATIVE COVENANTS OF ACQUIROR AND ACQUISITION SUBS. Acquiror and Acquisition Subs hereby covenant and agree that, prior to the Closing, unless otherwise expressly contemplated by this Agreement or consented to in writing by the Company, Acquiror and Acquisition Subs will:

                 (a) use all reasonable efforts to preserve substantially intact their business organizations;

                 (b) maintain and keep their properties and assets in as good repair and condition as at present, ordinary wear and tear excepted, and maintain supplies and inventories in quantities consistent with its customary business practice; and

                 (c) use all reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that currently maintained.

         7.02 NEGATIVE COVENANTS OF ACQUIROR AND ACQUISITION SUBS. Except as expressly contemplated by this Agreement or otherwise consented to in writing by the Company, from the date of this Agreement until the Closing, neither Acquiror nor Acquisition Subs will do any of the following:

                 (a) amend any of the material terms or provisions of the Acquiror Shares;

                 (b) knowingly take any action that would result in a failure to maintain the listing of the common stock of the Acquiror on the New York Stock Exchange;

                 (c) propose to adopt any amendments to the Acquiror Organizational Documents that would have an adverse effect on the consummation of the transactions contemplated by this Agreement; or

                 (d) agree in writing or otherwise to do any of the foregoing.

                                  ARTICLE VIII

                             ADDITIONAL AGREEMENTS

         8.01 NOTIFICATION OF CERTAIN MATTERS. The Company and Andrews shall give prompt notice to Acquiror, and Acquiror shall give prompt notice to the Company, orally and in writing, of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of the party giving such notice contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Closing Date, (ii) any material failure of the party giving such notice to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such person hereunder within the time specified therefor and
(iii) any change or event having, or which, insofar as can be reasonably foreseen, could have, a material adverse effect on the financial condition, results of operations, business or prospects of Acquiror, Acquisition Subs or the Company.

         8.02    ACCESS AND INFORMATION.

                 (a) The Company shall, and shall cause its subsidiaries to, (i) afford to Acquiror Companies and their officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, the "Acquiror Representatives") access during ordinary business hours and at other reasonable times, upon reasonable prior notice, to the officers, employees, accountants, agents, properties, offices and other facilities of the Company and its subsidiaries and to the books and records thereof and (ii) furnish promptly to Acquiror and the Acquiror Representatives such information concerning the business, properties, contracts, records and personnel of the Company and its subsidiaries (including, without limitation, financial, operating and other data and information) as may be reasonably requested, from time to time, by Acquiror or the Acquiror Representatives.

                 (b)      Acquiror shall, and shall cause its subsidiaries to,
         (i) afford to the Company and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, the "Company Representatives") access during ordinary business hours, upon reasonable prior notice, to the officers, employees, accountants, agents, properties, offices and other facilities of Acquiror and its subsidiaries and to the books and records thereof and (ii) furnish promptly to the Company and the Company Representatives such information concerning the business, properties, contracts, records and personnel of Acquiror and its subsidiaries (including, without limitation, financial, operating and other data and information) as may be reasonably requested, from time to time, by the Company or the Company Representatives.

                 (c)      Notwithstanding the foregoing provisions of this
         Section 8.02, neither party shall be required to grant access or furnish information to the other party to the extent that such access or the furnishing of such information is prohibited by Law or contract. No investigation by the parties hereto made heretofore or hereafter shall affect the representations and warranties of the parties that are contained herein and each such representation and warranty shall survive such investigation.

                 (d) Each party to this Agreement shall hold in confidence all nonpublic information received from the other party to this Agreement until such time as such information is otherwise publicly available and, if this Agreement is terminated, each party will deliver to the other party all documents, work papers and other materials (including copies) obtained by such party or on its behalf from another party as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof.

         8.03    APPROPRIATE ACTION; CONSENTS; FILINGS.

                 (a) The Company and Acquiror Companies shall each use, and shall cause each of their respective subsidiaries to use, and each of the Stockholders shall use all reasonable efforts promptly (i) to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement, (ii) to obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by the Company, Acquiror Companies or any of the Stockholders, respectively, or any of the Company's or Acquiror's Companies respective subsidiaries, in connection with the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, (iii) to make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Exchange required under (A) the Securities Act and the Exchange Act and the rules and regulations thereunder, and any other applicable federal or state securities laws and (B) any other applicable Law; provided that Acquiror Companies and the Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the nonfiling party and its advisors prior to filing and, if requested, shall accept all reasonable additions, deletions or changes suggested in connection therewith. The Company and

         Acquiror Companies shall furnish all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement.

                 (b) Acquiror Companies, the Company and each of the Stockholders agree, and Acquiror Companies and the Company shall cause each of their respective subsidiaries, to cooperate and to use all reasonable efforts to contest and resist any action, including legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an "Order") that is in effect and that restricts, prevents or prohibits the consummation of the Exchange or any other transactions contemplated by this Agreement, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal and all available legislative action. Acquiror Companies, the Company and each of the Stockholders also agree to take any and all reasonable actions, including, without limitation, the disposition of assets or the withdrawal from doing business in particular jurisdictions, required by regulatory authorities as a condition to the granting of any approvals required in order to permit the consummation of the Exchange or as may be required to avoid, lift, vacate or reverse any legislative or judicial action that would otherwise cause any condition to the Exchange not to be satisfied; provided, however, that in no event shall any party take, or be required to take, any action that could reasonably be expected to have a Company Material Adverse Effect or an Acquiror Material Adverse Effect.

                 (c) The Company, Acquiror Companies and each of the Stockholders shall each promptly give (or shall cause their respective subsidiaries to give) any notices regarding the Exchange, this Agreement or the transactions contemplated hereby to third parties required by Law or by any contract, license, lease or other agreement to which such person is a party or by which such person is bound, and use (and cause its subsidiaries to use) all reasonable efforts to obtain any third party consents (i) necessary, proper or advisable to consummate the transactions contemplated by this Agreement, (ii) otherwise required under any contracts, licenses, leases or other agreements in connection with the consummation of the transactions contemplated by this Agreement or (iii) required to prevent a Company Material Adverse Effect or an Acquiror Material Adverse Effect, respectively, from occurring after the Closing.

                 (d) If any party shall fail to obtain any third party consent described in subsection (c)(i) above, such party shall use all reasonable efforts, and shall take any such actions reasonably requested by the other parties, to limit the adverse effect upon the Company and Acquiror Companies, their respective subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Closing, from the failure to obtain such consent.

         8.04 PUBLIC ANNOUNCEMENTS. Acquiror, Acquisition Subs and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Exchange and shall not issue any such press release or make any such public statement prior to such consultation; provided, however, that a party may, without consulting with the other party, issue such a press release or make such a public statement if required by applicable Law or the rules of a national securities exchange if such party has used commercially reasonable efforts to consult with the other party but has been unable to do so in a timely manner.

         8.05 EXPENSES. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses; provided that the actual and reasonable legal fees incurred by the Company and the Stockholders in connection with the negotiation and Closing of this Agreement shall be borne by the Company.
Except as provided in the preceding sentence, the Stockholders shall not charge the Company or any of its subsidiaries, or cause the Company or any of its subsidiaries to pay or be liable, for any costs or expenses incurred by any of the Stockholders in connection with this Agreement or the transactions contemplated hereby.


         8.06 EMPLOYEES OF COMPANY. As soon as reasonably practicable after the Closing Date, Acquiror shall provide employee benefit plans and arrangements to employees of the Company and its subsidiaries that are the same as the employee benefit plans and arrangements of Acquiror for similarly situated employees of the Acquiror as in effect immediately prior to the Closing Date. The employees of Company and its subsidiaries shall be credited for their actual years of service with the Company for purposes of eligibility, vesting and benefit accrual under all Acquiror benefit plans including, but not limited to, vacation, severance, retirement and disability plans. Such employee benefits under the Acquiror medical plan shall not be subject to any exclusions for any pre-existing conditions, and credit shall be received for any deductibles or out-of-pocket amounts previously paid. Nothing in this Agreement is intended to confer upon any employee of the Company or its subsidiaries retained ("Retained Employees") any right to continued employment after evaluation by Acquiror and its affiliates of their employment needs at any time after the Closing; provided, however, that any severance liabilities incurred as a result of any termination of employment of any Retained Employees after the Closing shall not result in any liability of Andrews under Article
IX. Notwithstanding any provision in this Agreement to the contrary, Acquiror expressly reserves the right to amend, modify, or terminate any benefit plan or program established or maintained by Acquiror or any of its affiliates (including, without limitation, the Company or its subsidiaries) for the benefit of the Retained Employees.


                                   ARTICLE IX

                                INDEMNIFICATION

         9.01    IN GENERAL.  Subject to the terms and conditions of this
Article IX, Andrews hereby agrees to indemnify, defend and hold harmless Acquiror Companies and their directors, officers, employees, consultants, affiliates and controlling persons (hereinafter, including the Company and its subsidiaries after the Closing collectively, the "Acquiror Indemnified Parties"), from and against all Claims asserted against, resulting from, imposed upon or incurred by Acquiror or any Acquiror Indemnified Party, directly or indirectly, by reason of, arising out of, or resulting from (a) the inaccuracy or breach of any representation or warranty of the Company or any of the Stockholders contained in or made pursuant to this Agreement or (b) the breach of any covenant or agreement of the Company or any of the Stockholders contained in or made pursuant to this Agreement. As used in this Article IX, the term "Claim" shall include (i) all debts, liabilities and obligations, (ii) all losses, damages, costs and expenses (including, without limitation, interest (including prejudgment interest in any litigated matter), penalties, court costs and reasonable attorneys' fees and expenses), and (iii) all demands, claims, actions, costs of investigation, causes of action, proceedings, arbitrations, judgments, settlements and assessments, whether or not ultimately determined to be valid.

         9.02 NO EXHAUSTION OF REMEDIES. Andrews acknowledges that his obligation is independent of the obligations of the Company pursuant to this Agreement, and that Andrews waives any right to require the Acquiror Indemnified Parties to (i) proceed against the Company or (ii) pursue any other remedy whatsoever in the power of the Acquiror Indemnified Parties.

         9.03 DEFENSE OF THIRD PARTY CLAIMS. The obligation of Andrews to indemnify the Acquiror Indemnified Parties under this Article IX with respect to Claims relating to or arising from third parties (a "Third Party Claim") shall be subject to the following terms and conditions:

                 (a) Notice and Defense. The Acquiror Indemnified Party will give the other party or parties (whether one or more, the "Indemnifying Party") prompt written notice of any such Third Party Claim, and the Indemnifying Party may undertake the defense thereof by representatives chosen by it upon written notice to the Acquiror Indemnified Party provided within 20 days of receiving notice of such Third Party Claim (or sooner if the nature of the Third Party Claim so requires). Failure of the Acquiror Indemnified Party to give such notice shall not affect the Indemnifying Party's duty or obligations under this Article IX, except to the extent the Indemnifying Party is materially prejudiced thereby. The Acquiror Indemnified Party shall make available to the Indemnifying Party or its representatives all records and other materials required by the Indemnifying Party and in the possession or under the control of the Acquiror Indemnified Party, for the use of the Indemnifying Party and its representatives in defending any such claim, and shall in other respects give reasonable cooperation in such defense.

                 (b) Failure to Defend. If the Indemnifying Party, within 20 days after notice of any such Third Party Claim (or sooner if the nature of any Third Party Claim so requires), fails to undertake the defense of such Third Party Claim actively and in good faith, then the Acquiror Indemnified Party will have the right to undertake the defense, compromise or settlement of such Third Party Claim, or consent to the entry of a judgment with respect thereto.

                 (c) Acquiror Indemnified Party's Rights. Anything in this Article IX to the contrary notwithstanding, (i) if there is a reasonable probability that the Third Party Claim may adversely affect the Acquiror Indemnified Party other than as a result of money damages or other money payments in an aggregate amount of less than $100,000, the Acquiror Indemnified Party shall have the right to defend, compromise or settle such Third Party Claim (provided that the Acquiror Indemnified Party shall not settle such Third Party Claim or consent to any judgment without first obtaining the consent of the Indemnifying Party, which shall not be unreasonably withheld), and
         (ii) the Indemnifying Party shall not without the written consent of the Acquiror Indemnified Party, settle or compromise any Third Party Claim or consent to the entry of any judgment that does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Acquiror Indemnified Party of an unconditional release from all liability in respect of such Third Party Claim.

         9.04 PAYMENT; ARBITRATION. Upon the occurrence of a Claim for which indemnification is believed to be due hereunder, the Indemnified Party shall provide notice of such Claim to the Indemnifying Party, stating in specific terms the circumstances giving rise to the Claim, specifying the amount of the Claim and making a request for any payment then believed due.
Any Claim shall be conclusive against the Indemnifying Party in all respects 30 days after receipt by the Indemnifying Party of such notice, unless within such period the Indemnifying Party sends the Indemnified Party a notice disputing the propriety of the Claim. Such notice of dispute shall describe the basis for such objection and the amount of the Claim as to which the Indemnifying Party does not believe should be subject to indemnification. Upon receipt of any such notice of dispute, both the Indemnified Party and the Indemnifying Party shall use all reasonable efforts to cooperate and arrive at a mutually acceptable resolution of such dispute within the next 30 days. If a mutually acceptable resolution cannot be reached between the Indemnified Party and the Indemnifying Party with such 30-day period, either party may submit the dispute for resolution by binding arbitration pursuant to the provisions of this
Section 9.04. If a party elects to submit such matter to arbitration, such party shall provide notice to the other party of its election to do so, and the parties shall attempt to appoint a single arbitrator. If the parties are unable within 10 days of receipt of the notice to agree on a single arbitrator, then each party shall appoint one arbitrator, and the two arbitrators so appointed shall name a third arbitrator within a period of 10 days of their nomination. If the two arbitrators fail to appoint a third arbitrator within such 10-day period, a third arbitrator shall be appointed pursuant to the Commercial Arbitration Rules of the American Arbitration Association. In all respects, such panel shall be governed by the American Arbitration Association's then existing Commercial Arbitration Rules, and the place of arbitration shall be in a city mutually selected by the Indemnifying Party and the Indemnified Party (or, if no city can be mutually agreed upon within 10 days, then in Houston, Texas). If it is finally determined that all or a portion of such Claim amount is owed to the Indemnified Party, then such Claim amount shall be satisfied in accordance with Section 9.02 hereof. Judgment upon the award resulting from arbitration may be entered in any court having jurisdiction for direct enforcement, or any application may be made to a court for a judicial acceptance of the award and an order of enforcement, as the case may be.

         9.05 SATISFACTION OF CLAIMS FROM ESCROW SHARES. After the Closing Date and except that any Claims based on fraud shall not be subject to the following limitations, the obligations and liabilities of Andrews pursuant to this Agreement shall be satisfied solely, and from no other source, from payments of the Escrow Shares and the Acquiror Shares escrowed in the closing of the Agreement and Plan of Merger for the Andrews Group International, Inc. ("U.S. Acquisition") (together, the "Full Escrow Shares") by delivery to the Acquiror Indemnified Parties. Pursuant to the terms of the Escrow Agreement, if Andrews is determined to owe a Claim amount pursuant to the procedures set forth in Section 9.04, then the amount due the Indemnified Party hereunder shall be satisfied by the delivery to the Indemnified Party pursuant to the Escrow Agreement of Full Escrow Shares equal in value to the amount of the Claim to be satisfied, and the Claim shall be deemed paid and satisfied upon receipt by the Indemnified Party of certificates representing such number of Full Escrow Shares duly endorsed for transfer to the Indemnified Party. The per share value of the Full Escrow Shares for purposes of this Article IX and the Escrow Agreement with respect to a particular Claim shall be the Market Value (as defined herein) of the Full Escrow Shares.

The "Market Value" of a Full Escrow Share shall be the price of the Acquiror Stock on the later of the Closing Date or the closing of the U.S. Acquisition, (regardless of the actual trading price for the Acquiror Stock) with appropriate adjustment to take into account any stock split, reverse stock split, stock dividend, recapitalization, share exchanges or other similar capital adjustments with respect (including by reason of merger, consolidation or other business combination involving Acquiror) to the Full Escrow Shares. The Market Value of the Additional Corpus (as such term is defined in the Escrow Agreement) shall be determined by mutual agreement of Andrews and the Acquiror Companies. In the event that such parties cannot in good faith agree on the market value of the Additional Corpus, the matter shall be settled by binding arbitration in accordance with the procedures set forth herein.
Andrews shall have the power and authority to make all decisions with regard to the settlement of Claims brought pursuant to Section 9.01 of this Agreement from the Full Escrow Shares.

         9.06 LIABILITY LIMITATIONS; SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations, warranties, covenants and agreements of the Company and the Stockholders in this Agreement or made pursuant hereto shall survive the Closing and any investigation thereof for one year after the later of the Closing Date or the closing of the U.S. Acquisition, and Stockholders shall have no liability under this Article IX unless written notice of a Claim is provided within such period. After the Closing, the Acquiror Indemnified Parties shall not be entitled to indemnification for Claims from the Full Escrow Shares except to the extent the aggregate amount for all claims exceeds $25,000. After the Closing, all claims by the Acquiror Indemnified Parties pursuant to this Agreement shall be limited to the Full Escrow Shares, except for any Claims of fraud. If any Acquiror Indemnified Party recovers against an Indemnifying Party for a Claim and there exists the possibility of recovery against any insurance policy in effect covering such Claim, the Indemnifying Party shall be entitled to pursue recovery under such insurance policy to the extent of the Claim.

                                   ARTICLE X

                                   CONDITIONS

         10.01 CONDITIONS PRECEDENT TO OBLIGATIONS OF THE ACQUIROR COMPANIES. The obligation of the Acquiror Companies to effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived by Acquiror Companies, in whole or in part, to the extent permitted by applicable law:

                 (a) Each of the representations and warranties of the Company and the Stockholders contained in this Agreement shall be true and correct in all material respects (without duplication of any materiality exception contained in any individual representation and warranty) as of the date of this Agreement and as of the Closing Date as though made again as of the Closing Date. Acquiror shall have received a certificate of the President, or the organizational equivalency, and the Chief Financial Officer of the Company and from Andrews, dated the Closing Date, to such effect with respect to the representations and warranties of the Company set forth in Article IV hereof;

                 (b) The Company and the Stockholders shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by such person on or prior to the Closing Date. Acquiror shall have received a certificate of the President, or the organizational equivalency, and the Chief Financial Officer of the Company, dated the Closing Date, to such effect with respect to the Company's performance and compliance;

                 (c) The resignations, effective at the Closing Date, of each of directors and officers of the Company, or the organizational equivalency, shall have been delivered to Acquiror;

                 (d) The applicable waiting period under any competition Laws, Regulations and Orders of foreign Governmental Entities, as set forth in Acquiror's Disclosure Letter or the Company's Disclosure Letter, shall have expired or been terminated;

                 (e) No court or Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Laws (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Exchange illegal or otherwise prohibiting consummation of the Exchange;

                 (f) Acquiror Companies shall have received the Escrow Agreement, duly executed and delivered by Andrews and the Escrow Agent; and

         10.02 CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY. The obligation of the Company to effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived by the Company, in whole or in part, to the extent permitted by applicable law:

                 (a) Each of the representations and warranties of Acquiror Companies contained in this Agreement shall be true and correct in all material respects (without duplication of any materiality exception contained in any individual representation and warranty) as of the date of this Agreement and as of the Closing Date as though made again as of the Closing Date. The Company shall have received a certificate of the President and the Chief Financial Officer of Acquiror and the Acquisition Subs, dated the Closing Date, to such effect;

                 (b) Acquiror shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date. The Company shall have received a certificate of the President and the Chief Financial Officer of Acquiror and the Acquisition Subs, dated the Closing Date, to such effect;

                 (c) No court or Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Laws (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Exchange illegal or otherwise prohibiting consummation of the Exchange;

                 (d) The applicable waiting period under any competition Laws, Regulations and Orders of foreign Governmental Entities, as set forth in Acquiror's Disclosure Letter or the Company's Disclosure Letter, shall have expired or been terminated; and

                                   ARTICLE XI

                                 MISCELLANEOUS

         11.01 TERMINATION. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

                 (a) by mutual consent of Acquiror, Acquisition Subs, Andrews and the Company;

                 (b) by either Acquiror, Acquisition Subs, Andrews or the Company if the Closing has not occurred on or before December 31, 1998;

                 (c) by Acquiror, upon a breach of any covenant or agreement on the part of the Company or any of the Stockholders set forth in this Agreement, or if any representation or warranty of the Company or any of the Stockholders shall have become untrue, in either case such that the conditions set forth in Section 10.01(a) or Section 10.01(b) would not be satisfied (a "Terminating Company Breach"); provided that, if such Terminating Company Breach is curable by the Company or any of the Stockholders, as the case may be, through the exercise of reasonable efforts and for so long as the Company or such Stockholder or Stockholders continue to exercise such reasonable efforts, Acquiror may not terminate this Agreement under this Section 11.01(c);

                 (d) by the Company, upon breach of any covenant or agreement on the part of Acquiror Companies set forth in this Agreement, or if any representation or warranty of Acquiror Companies shall have become untrue, in either case such that the conditions set forth in Section 10.02(a) or Section 10.02(b) would not be satisfied (a "Terminating Acquiror Breach"); provided that, if such Terminating Acquiror Breach is curable by Acquiror through the exercise of its reasonable efforts and for so long as Acquiror continues to exercise such reasonable efforts, the Company may not terminate this Agreement under this Section 11.02(d); or

                 (e) by either Acquiror Companies or the Company, if there shall be any Order which is final and nonappealable preventing the consummation of the Exchange, unless the party relying on such Order has not complied with its obligations under Section 8.03(b).

         11.02 EFFECT OF TERMINATION. In the event of any termination of this Agreement pursuant to Section 11.01, the Stockholders, the Company, Acquiror and Acquisition Subs shall have no obligation or liability to each other except that (i) the provisions of Sections IX shall survive any such termination, and (ii) nothing herein and no termination pursuant hereto will relieve any party from liability for any breach of this Agreement.

         11.03 WAIVER AND AMENDMENT. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits thereof. This Agreement may not be amended or supplemented at any time, except by an instrument in writing signed on behalf of each party hereto.

The waiver by any party hereto of any condition or of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other condition or subsequent breach.

         11.04 ENTIRE AGREEMENT; THIRD PARTY BENEFICIARIES. This Agreement (including the Disclosure Schedules and Exhibits hereto) constitutes the entire agreement and supersedes all other prior agreements and understandings, both oral and written, among the parties or any of them, with respect to the subject matter hereof, and neither this nor any document delivered in connection with this Agreement confers upon any person not a party hereto any rights or remedies hereunder except as provided in Article IX hereof.

         11.05 ASSIGNMENT. This Agreement shall inure to the benefit of and will be binding upon the parties hereto and their respective legal representatives, successors and permitted assigns. This Agreement shall not be assignable by any party hereto without the consent of the other parties hereto, except that the parties hereto agree that the right and obligations of the Acquiror Companies may be assigned to an affiliate of the Acquiror.

         11.06 CERTAIN DEFINITIONS. For the purposes of this Agreement, the term:

                 (a) "affiliate" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

                 (b) "business day" means any day other than a day on which banks in Mexico and The Netherlands are authorized or obligated to be closed;

                 (c) "Closing" shall mean a meeting, which shall be held in accordance with Section 1.02 of this Agreement, of persons interested in the transactions contemplated by this Agreement at which all documents deemed necessary by the parties to this Agreement to evidence the fulfillment or waiver of all conditions precedent to the consummation of the transactions contemplated by the Agreement are executed and delivered;

                 (d) "Closing Date" shall mean the date of the Closing as determined pursuant to Section 1.02 of this Agreement.

                 (e) "control" (including the terms "controlled," "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise;

                 (f) "person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act);

                 (g) "Significant Subsidiary" means any subsidiary of Acquiror that would constitute a Significant Subsidiary within the meaning of Rule 1-02 of Regulation S-X of the SEC;

                 (h) "subsidiary" or "subsidiaries" of the Company, Acquiror, Acquisition Subs or any other person, means any corporation, partnership, joint venture or other legal entity of which the Company, Acquiror, Acquisition Subs or any such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity;

                 (i) "Tax" or "Taxes" shall mean any and all taxes, charges, fees, levies, assessments, duties or other amounts payable to any federal, state, local or foreign taxing authority or agency, including, without limitation, (i) income, franchise, profits, gross receipts, minimum, alternative minimum, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, severance, excise, stamp, windfall profits, transfer and gains taxes,
         (ii) customs, duties, imposts, charges, levies or other similar assessments of any kind, and (iii) interest, penalties and additions to tax imposed with respect thereto; and

                 (j) "Trading Day" shall mean each business day on which the New York Stock Exchange is open for trading.

         11.07 NOTICES. All notices, requests, demands, claims and other communications that are required to be or may be given under this Agreement shall be in writing and (i) delivered in person or by courier, (ii) sent by telecopy or facsimile transmission, or (iii) mailed, certified first class mail, postage prepaid, return receipt requested, to the parties hereto at the following addresses:

       If to the Company:             A.G.I. Mexicana S.A. de C.V.
                                      Paseo de la Reforma #382
                                      ler.Piso Col Juarez Mexico
                                      Telecopy:  (525) 514-5438
                                      Attention:  Robert P. Andrews

       with a copy to:                Webb & Lauterbach, P.C.
                                      1570 Three Post Oak Central
                                      1990 Post Oak Boulevard
                                      Houston, Texas  77056-3814
                                      Telecopy:  (713) 626-9807
                                      Attention:  Micheal Webb

       If to the Stockholders:        Mr. Robert P. Andrews
                                      c/o The Andrews Group International, Inc.
                                      1800 Augusta Drive, Suite 200
                                      Houston, Texas  77057-3130
                                      Telecopy:  (713) 782-9639

               with a copy to:        Webb & Lauterbach, P.C.
                                      1570 Three Post Oak Central
                                      1990 Post Oak Boulevard
                                      Houston, Texas  77056-3814
                                      Telecopy:  (713) 626-9807
                                      Attention:  Micheal Webb

       If to Acquiror or Acquisition
       Subs:                          Core Laboratories N.V.
                                      Herengracht 424
                                      1017 BZ Amsterdam
                                      The Netherlands
                                      Telecopy:  011-31-20-627-9886
                                      Attention:  Jacobus Schouten

       with a copy to:                Core Laboratories, Inc.
                                      5295 Hollister Road
                                      Houston, Texas  77040
                                      Telecopy:  (713) 690-3947
                                      Attention:  John D. Denson

       and to:                        Vinson & Elkins L.L.P.
                                      1001 Fannin Street, Suite 2300
                                      Houston, Texas  77002-6760
                                      Telecopy:  (713) 758-2346
                                      Attention:  T. Mark Kelly

or to such other address as the parties hereto shall have furnished to the other parties hereto by notice given in accordance with this Section 11.07. Such notices shall be effective (i) if delivered in person or by courier, upon actual receipt by the intended recipient, (ii) if sent by telecopy or facsimile transmission, when the sender receives telecopier confirmation that such notice was received at the telecopier number of the addressee, or (iii) if mailed, upon the earlier of five days after deposit in the mail and the date of delivery as shown by the return receipt therefor.

         11.08 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the substantive law of the State of Texas and the United States of America, without giving effect to the principles of conflicts of law thereof.

         11.09 SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provision, covenants and restrictions of this Agreement shall continue in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term, provision, covenant or restriction is invalid, void or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

         11.10 COUNTERPARTS. This Agreement may be executed in two or more counterparts either by original or facsimile signatures, each of which shall be an original, but all of which together shall constitute one and the same agreement.

         11.11 HEADINGS. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

         IN WITNESS WHEREOF, the Company and each of the Acquiror Companies have each caused this Agreement to be executed on its behalf by its officer thereunto duly authorized, and each of the Stockholders has executed this Agreement, all as of the date first above written.

                                      CORE LABORATORIES N.V.
                                      By:  Core Laboratories International B.V.,
                                               its Sole Managing Director


                                      By
                                        ----------------------------------------
                                               Name:  Jacobus Schouten
                                               Title:  Managing Director


                                      CORE LABORATORIES INTERNATIONAL B.V.


                                      By
                                        ----------------------------------------
                                               Name:  Jacobus Schouten
                                               Title:  Managing Director


                                      SAYBOLT INTERNATIONAL B.V.


                                      By
                                        ----------------------------------------
                                               Name:  Jacobus Schouten
                                               Title:  Managing Director


                                      A.G.I. MEXICANA S.A. DE C.V.


                                      By
                                        ----------------------------------------
                                               Name:
                                               Title:

                                      STOCKHOLDERS


                                      By
                                        ----------------------------------------
                                               Robert P. Andrews


                                      By
                                        ----------------------------------------
                                               Martha Segura G. de Cosio


                                      By
                                        ----------------------------------------
                                               Javier Nunez Ariza


                                      By
                                        ----------------------------------------
                                               Gustavo Escalante Patino

                                      By
                                        ----------------------------------------
                                               Rodolfo Antero Reyes

                                      NUMBER OF SHARES
                                         OF COMPANY            Accredited      Acquiror
Stockholders:                            STOCK OWNED            Investor        Shares
                                --------------------------    ------------    ----------
                                 SERIES A        Series B
                                ----------      ----------
Robert P. Andrews                 24,500        5,432,806          [X]           7,350

Martha Segura G.de Cosio          20,000        4,434,944                        6,000

Javier Nunez Ariza                 2,500          554,368                          750

Gustavo Escalante Patino           1,500          332,621                          450

Rodolfo Antero Reyes               1,500          332,621                          450
                                 -------      -----------                      -------
Total                             50,000       11,087,360                       15,000

                                                                       EXHIBIT A

                                ESCROW AGREEMENT




                                     -38-